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Exhibit 99. (d)(5)

                         (Form of) FEE WAIVER AGREEMENT

         This FEE WAIVER AGREEMENT is made as of the ___ day of ___, 2002 by and between FLAG INVESTORS COMMUNICATIONS FUND, INC., a Maryland corporation (the "Fund") and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation ("ICCC"), with respect to the following:

         WHEREAS, ICCC serves as the Fund's Investment Advisor (the "Advisor") pursuant to an Investment Advisory Agreement dated September 1, 2000, and the Fund's Administrator (the "Administrator") pursuant to a Master Services Agreement dated September 1, 2000, as amended July 6, 2001 (collectively, the "Agreements").

         NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. ICCC, in its capacity as the Fund's Advisor and Administrator, agrees to waive its fees equal to 0.15% of the Fund's average daily net assets, as may be amended from time to time, for the period May 1, 2002 through April 30, 2003. For the purposes of this Agreement, ordinary operating expenses for a Fund generally consist of costs not specifically borne by the Advisor, Administrator or the Fund's principal underwriter, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding: (a) transactions costs (such as brokerage commissions and dealer and underwriter spreads); (b) interest charges on fund borrowings; (c) taxes; (d) litigation and indemnification costs; and (e) extraordinary expenses. Extraordinary expenses are those that are unusual or expected to recur only infrequently, including, but not limited to (i) expenses of the reorganization, restructuring or merger of the Fund or class or the acquisition of all or substantially all of the assets of another fund or class; (ii) expenses of holding, and soliciting proxies for, a meeting of shareholders of the Fund or class (except to the extent relating to routine items such as the election of trustees or the approval of independent public accountants); and (iii) expenses of converting to a new custodian, transfer agent or other service provider.

         2. This Agreement shall be effective as to the Fund after this Agreement shall have been approved by the Board of Directors of the Fund and, unless sooner terminated as provided herein, shall continue in effect as to the Fund for the stated period and may be extended for another period, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors of the Fund. Upon the

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               termination of any of the Agreements, this Agreement shall automatically terminate with respect to the Fund.

         3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

                                               FLAG INVESTORS COMMUNICATIONS
                                               FUND, INC.

Attest:                                         By:
         ----------------------------                ------------------------
         Name: Savonne Ferguson                      Name:  Amy M. Olmert
                                                     Title: Secretary

                                               INVESTMENT COMPANY CAPITAL CORP.
                                               The Fund's Advisor

Attest:                                         By:
         ----------------------------                ------------------------
         Name: Savonne Ferguson                      Name:  Richard T. Hale
                                                     Title: President

                                               INVESTMENT COMPANY CAPITAL CORP.
                                               The Fund's Administrator

Attest:                                         By:
         ----------------------------                ------------------------
         Name: Savonne Ferguson                      Name:  Richard T. Hale
                                                     Title: President